EXHIBIT (e)(9)
KOMAG INCORPORATED
FORM OF AMENDMENT TO RESTRICTED STOCK PURCHASE AGREEMENTS
AND STOCK OPTION AGREEMENTS
     This Amendment (the “Amendment”) is made this                      day of May, 2007, by and between [NAME] (“Participant”) and Komag Incorporated (the “Company”). Unless otherwise defined herein, the terms defined in the Company’s Amended and Restated 2002 Qualified Stock Plan (the “Plan”) will have the same defined meanings in this Amendment.
Background
     A. The Company has prior to the date of this Amendment granted Participant one or more options to purchase shares of Company common stock (each an “Option and collectively, the “Options”) and one or more awards of restricted stock (each a “Restricted Stock Award” and collectively, the “Restricted Stock Awards”) under the Plan and such Options and Restricted Stock Awards have been memorialized in Participant’s Stock Option Agreements and Restricted Stock Purchase Agreements, including any related Notices of Stock Option Grants and Grant Stock Purchase Rights (collectively, the “Agreements”).
     B. Participant currently serves as a Director;
     C. The Board has determined that in order to provide Participant with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control (as defined in the Plan) it is in the best interests of the Company and its stockholders to amend the Agreements to provide for full acceleration of vesting in the event of a Change of Control (as defined in the Plan) pursuant to which Participant will no longer serve as a Director.
     NOW, THEREFORE, the parties agree that the Agreements are amended as follows:
     1. Vesting in the event of a Change in Control pursuant to which Participant will no longer serve as a Director of the Company. Notwithstanding anything to the contrary set forth in the Agreements, on the date that is immediately prior to a Change in Control pursuant to which the Participant will no longer serve as a Director following such Change in Control and subject to Participant continuing to serve as a Director through such date, (A) each Option then outstanding will immediately vest and become exercisable as to 100% of the then unvested Shares subject to each such Option and shall otherwise be exercisable as governed by and in accordance with the terms of the applicable Agreement; and (B) each Restricted Stock Award will immediately vest as to 100% of the then unvested shares subject to such Restricted Stock Award.
     2. Stock Option Agreements and Restricted Stock Purchase Agreements. To the extent not expressly amended hereby, the Agreements will remain in full force and effect.
     3. No Guarantee of Continued Service. Participant acknowledges and agrees that the vesting of the Options and Restricted Stock Awards pursuant to this Amendment or the Agreements is earned only by continuing as Service Provider. Participant further acknowledges and agrees that this Amendment and the Agreements do not constitute an express or implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all.
     4. Assignment. This Amendment will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Participant upon Participant’s death and (b) any successor of the Company. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Participant under this Amendment may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Participant’s rights under this Amendment will be null and void.
     5. Entire Agreement. This Amendment, taken together with the Agreements (to the extent not amended hereby), represent the entire agreement of the parties and will supersede any and all previous contracts, arrangements or understandings between the parties with respect to Participant’s stock option and restricted stock benefits. This Amendment may be amended at any time only by mutual written agreement of the parties hereto.
     6. Counterparts. This Amendment may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned. Execution and delivery of this Amendment by exchange of facsimile copies bearing the facsimile signature of a party will constitute a valid and binding execution and delivery of the Amendment by such party. Such facsimile copies will constitute enforceable original documents.
     7. Headings. All captions and section headings used in this Amendment are for convenient reference only and do not form a part of this Amendment.
     8. Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
     IN WITNESS WHEREOF, this Amendment has been entered into as of the date first set forth above.

KOMAG INCORPORATED	PARTICIPANT

By:

Its:	Print Name